Exhibit 99.1

      PERICOM SEMICONDUCTOR ANNOUNCES ACCELERATED VESTING OF STOCK OPTIONS

    SAN JOSE, Calif., June 30 /PRNewswire-FirstCall/ -- Pericom Semiconductor Corporation (Nasdaq: PSEM) today announced its Board of Directors has approved accelerating the vesting of unvested and out-of-the-money stock options awarded to employees and officers under its stock option plans that had exercise prices greater than $10.00. The unvested options to purchase approximately 397,000 shares became exercisable as a result of the vesting acceleration.

    Options held by non-employee directors are excluded from the vesting acceleration. Also, to prevent unintended benefits to executive officers, restrictions will be imposed on shares received through the exercise of accelerated options held by those individuals. Those restrictions will prevent the sale of any shares received from the exercise of an accelerated option prior to the earlier of the original vesting date of the option or the individual's termination of employment.

    The purpose of the accelerated vesting is to enable Pericom Semiconductor Corporation to avoid recognizing in its income statement compensation expense associated with these options in future periods, upon adoption of FASB 123(R) (Share-Based Payment) in July 2005. The charge to the income statement to be avoided amounts to approximately $2.3 million on a pre-tax basis over the course of the original vesting period, of which approximately $1.2 million occurs in the first fiscal year, $0.7 million in the second fiscal year, and $0.4 million in the third fiscal year.

    Alex Hui, President and Chief Executive Officer of Pericom, commented, "We believe this acceleration is in the best interests of shareholders as it will reduce future period compensation expense for stock options that are currently underwater. Also, because these options are underwater, they are not achieving their original objectives of incentive compensation and employee retention, therefore we believe the acceleration may have a positive effect on employee morale and retention."

    Pericom Semiconductor Corporation offers customers worldwide the industry's most complete silicon and quartz based solutions for the Computing, Communications, and Industrial market segments. Our broad portfolio of leading-edge analog, digital, and mixed-signal integrated circuits and SaRonix frequency control products are essential in the timing, transferring, routing, and translating of high-speed signals as required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters are in San Jose, California, with design centers and sales offices located globally. http://www.pericom.com

    This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include that we will avoid approximately $2.3 million in expense on a pre-tax basis over the course of the original vesting period, of which approximately $1.2 million occurs in the first fiscal year, $0.7 million in the second fiscal year, and $0.4 million in the third fiscal year, and that the acceleration of options may have a positive effect on employee morale and retention. The company's actual results could vary materially from what is set forth in such forward-looking statements due to a variety of risk factors, including unexpected changes in accounting rules and unexpected changes in employee morale. All forward-looking statements included in this document are made as of the date hereof, based on information available to the company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our annual report on Form 10-K/A for the year ended June 30, 2004 and, in particular, the risk factors sections of this filing.

SOURCE  Pericom Semiconductor Corporation
    -0-                             06/30/2005
    /CONTACT: Mike Craighead, VP/Chief Financial Officer of Pericom Semiconductor Corporation, +1-408-435-0800 or Fax: +1-408-435-1100/
    /Web site:  http://www.pericom.com /

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